UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

☐	Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

ENBRIDGE ENERGY PARTNERS, L.P.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

ENBRIDGE ENERGY PARTNERS, L.P.

YOUR VOTE IS IMPORTANT

PLEASE VOTE YOUR PROXY TODAY

November 23, 2018

Dear Unitholder:

We are contacting you regarding the proxy materials (the “proxy statement”) we recently sent you in connection with the special meeting of unitholders of Enbridge Energy Partners, L.P. (“EEP” or the “Company”) scheduled for December 17, 2018. Your vote is extremely important no matter how many units you hold.

For the reasons set forth in the proxy statement, dated November 9, 2018 and available by accessing EEP’s website at https://www.enbridgepartners.com/ under the “Investor Relations” link, and then under the heading “Financial Information”, the Board of Directors of Enbridge Energy Company, Inc. (the general partner of EEP) and the Board of Directors of Enbridge Energy Management, L.L.C. (the delegate of the general partner of EEP) recommend that you vote “FOR” the approval of the Merger Agreement and the adjournment of the special meeting, if necessary. The Special Committee of the Board of Directors of Enbridge Energy Management, L.L.C. also recommends that you vote “FOR” the approval of the Merger Agreement.

If you have any questions or need assistance with voting, please contact our proxy solicitor, D.F. King, toll-free at (800) 549-6746.

On behalf of the GP Board, thank you for your continued support.

Sincerely,

Jeffrey A. Connelly
Chairman of the Board of Directors

Enbridge Energy Company, Inc. as the general
Partner of Enbridge Energy Partners, L.P.

You may use one of the following simple methods to promptly provide your voting instructions:

Vote by Internet – Please access the website listed on your proxy card or voting instruction form and follow the instructions provided.

Vote by Telephone – Please call the toll free number listed on your proxy card or voting instruction form and follow the instructions provided.

Vote by Mail – Mark, sign, date and return your proxy card/voting instruction form in the postage-paid return envelope provided.